EXHIBIT 99.1

PharmChem Reports Second Quarter 2003 Results

HALTOM CITY, Texas, Aug. 11, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHM) announced that its net sales for the second quarter ended June 30, 2003 were $7,114,000, or 11.8% lower than 2002's second quarter net sales of $8,066,000.

The Company reported a net loss for the current quarter of $555,000, or $0.09 per share, versus a net loss of $208,000 or $0.04 per share, a year ago.

For the six months ended June 30, 2003, net sales from continuing operations were $13,449,000, a decrease of 13.5% from last year's net sales of $15,542,000.

The Company reported a net loss from continuing operations for the first six months of 2003 of $1,288,000, or $0.22 per share versus a loss last year from continuing operations of $518,000, or $0.09 per share.

Last year's results exclude the results of Medscreen, which was sold in March of 2002 and are being reported as discontinued operations. After including Medscreen's first quarter net income of $359,000 in 2002 and the net gain on the sale of Medscreen of $4,277,000, the Company reported net income of $4,118,000, or $0.70 per share, for the first six months of 2002.

In this year's second quarter, laboratory specimen volume fell by 19.0% from the same period a year ago reflecting a continuation of lower testing by both workplace and governmental customers, resulting from the economic downturn.

Net sales of products and other non-laboratory services were not impacted as severely as specimen testing, and declined only 2.9% in this year's second quarter. These sales comprised 23.4% of net sales the second quarter of 2003 versus 21.1% in the same period last year.

Capital expenditures for the first six months of 2003 were $267,000 versus $836,000 last year; and depreciation and amortization expenses were $1,091,000 this year compared to $1,121,000 last year.

As previously reported, the Company entered into a Loan and Security Agreement ("the Agreement") with a new lender replacing its existing credit agreement. The new Agreement provides for a revolving line of credit of $3,500,000, permits borrowing at 80% of eligible receivables, has a term of three years, bears interest at prime plus 1% and requires the Company to maintain certain financial ratios. In addition, the Agreement provides for a term loan of up to $1.5 million which bears interest at prime plus 3% and is repayable monthly over 36 months; the initial draw down, under this term loan facility was $900,000. These facilities funded on July 2, 2003.

On June 30, 2003, the Company's subordinated debt holders agreed to an early payoff of the subordinated debt at a 50% discount. The Company agreed to a reduction in the exercise price of the 150,000 warrants held by the subordinated debt holders from $3.00 to $0.29 (the average of the closing prices for the 30 days ending June 26, 2003). The warrants continue to expire on September 30, 2006.

As a result of the foregoing, the Company will report a gain on the early extinguishment of debt in the third quarter of approximately $665,000 which includes reductions for the unamortized discount (established when the subordinated debt was issued) and the fair value of re-pricing the warrants.

As previously reported, the Company received a Nasdaq Staff determination letter on July 11, 2003 stating that it had evidenced compliance with the $1 million minimum market value requirement for its publicly held shares, as required by Marketplace Rule 4310(c)(7) for continued listing on the Nasdaq SmallCap Market. However, the Company is no longer in compliance with the $1 minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4).

The Company appeared at a hearing (the request for which stays the delisting of the Company's securities) on July 17, 2003 before a Nasdaq Listing Qualification Panel (the "Panel"), to review the Staff determination. The Panel is expected to report its findings shortly; however, there can be no assurance the Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market.

The foregoing includes certain 'forward-looking statements' which involve risks and uncertainties including, without limitation, competitive conditions, economic conditions, credit availability, the possibility that contracts may be terminated or not renewed, customer acceptance of new products and regulatory issues. These and other factors affecting operating results are included in the Company's Form 10-K for the year ended December 31, 2002.

PharmChem is a leading independent laboratory, providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

                         PHARMCHEM, INC.

       Condensed Consolidated Statements of Operations
    (000's omitted except per share amounts and percentages)
                          (unaudited)

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                        --------------------   ---------------------

                           2003        2002       2003        2002
                        --------    --------    --------    --------

 Net
  sales                 $  7,114    $  8,066    $ 13,449    $ 15,542
 Cost
  of
  sales                    5,545       6,249      10,670      11,917
                        --------    --------    --------    --------
 Gross
  profit                   1,569       1,817       2,779       3,625

 Operating
  expenses                 1,984       1,933       3,782       3,946
                        --------    --------    --------    --------

 Loss from
  operations                (415)       (116)     (1,003)       (321)
                        --------    --------    --------    --------

 Interest
  expense                    143         177         303         339
 Other
  (income)                    (3)        (98)        (18)        (73)
                        --------    --------    --------    --------
                             140          79         285         266
                        --------    --------    --------    --------

 Loss from
  continuing
  operations
  before
  income
  taxes                     (555)       (195)     (1,288)       (587)
 Provision
  for
  (benefit
  from)
  income
  taxes                     --            13        --           (69)
                        --------    --------     -------    --------
   Loss from
    continuing
    operations              (555)       (208)     (1,288)       (518)
                        --------    --------     -------    --------

 Discontinued
  operations:
   Income from
    operations
    of
    Medscreen,
    Ltd. (less
    income
     taxes of
    $ 184)                  --          --          --           359
   Gain on
    sale of
    Medscreen
    (less
    income
    taxes of
    $ 1,116)                --          --          --         4,277
                        --------    --------    --------    --------
 Net
  income
  (loss)                $   (555)   $   (208)   $ (1,288)   $  4,118
                        ========    ========    ========    ========

 Net
  income
  (loss)
  per
  common
  share:
   Continuing
    operations          $  (0.09)   $  (0.04)   $  (0.22)   $  (0.09)
   Discontinued
    operations              --          --          --          0.79
                        --------    --------    --------    --------
   Net
    income              $  (0.09)   $  (0.04)   $  (0.22)   $   0.70
                        ========    ========    ========    ========

 Weighted
  average
  shares
  outstanding              5,853       5,853       5,853       5,853
                        ========    ========    ========    ========

                          PHARMCHEM, INC.

               Condensed Consolidated Balance Sheets
                          (000's omitted)
                           (Unaudited)

                                             June 30,     December 31,
                                               2003           2002
                                             ---------       ---------

 Cash                                         $ 2,426         $ 4,213
 Other current
  assets                                        5,411           5,611
                                              -------         -------
    Total current
     assets                                     7,837           9,824
 Property and
  equipment, net                               11,246          12,074
 Non-current
  assets                                          768             769
                                              -------         -------

   Total                                      $19,851         $22,667
                                              =======         =======

 Line of credit                               $  --           $ 3,334
 Current portion
  of long-term
  debt                                          1,879           2,388
 Other current
  liabilities                                   5,275           5,772
                                              -------         -------
   Total current
    liabilities                                 7,154          11,494

 Long-term debt                                 3,626             814
 Stockholders' equity                           9,071          10,359
                                              -------         -------
  Total                                       $19,851         $22,667
                                              =======         =======

CONTACT: PharmChem
         Joe Halligan, President and CEO
         (817) 605-6601

         David Lattanzio, Vice President and CFO
         (817) 605-6602